Exhibit 99.1

Radian Announces Second Quarter 2017 Financial Results

-- Net GAAP loss of $27.3 million, or $0.13 per diluted share, includes after-tax non-cash impairment charges related to Services segment of $130.9 million–

-- Adjusted diluted net operating income per share increases 26% year-over-year to $0.48 –

-- New MI business written increases 11% and MI in force increases 8% year-over-year –

-- Book value per share grows 3% and tangible book value per share grows 12% year-over-year –

PHILADELPHIA--(BUSINESS WIRE)--August 1, 2017--Radian Group Inc. (NYSE: RDN) today reported a net loss for the quarter ended June 30, 2017, of $27.3 million, or $0.13 per diluted share. This compares to net income for the quarter ended June 30, 2016, of $98.1 million, or $0.44 per diluted share. The net loss in the second quarter of 2017 was attributable to after-tax, non-cash impairment charges of $130.9 million associated with an impairment of goodwill and other intangible assets related to its Services segment. While these impairment charges reduced the company’s reported GAAP results, they did not impact cash flows or adjusted pretax operating income and, despite these charges, book value per share increased 3 percent from the prior-year period. Book value per share at June 30, 2017, was $13.54, compared to $13.58 at March 31, 2017, and $13.09 at June 30, 2016. Tangible book value per share at June 30, 2017, was $13.22, compared to $12.31 at March 31, 2017, and $11.77 at June 30, 2016.

The company determined, following a strategic review of the segment’s business lines and in light of recent performance below expectations, that an impairment of goodwill and other intangible assets related to this segment was necessary. This impairment resulted from a decrease in projected future cash flows based on current market trends and changes to the Services segment’s business strategy going forward.

Based on the strategic review of the Services business lines to date, the company has determined to restructure this business and currently expects to incur charges relating to the changes necessary to reposition this business for sustained profitability. While the company’s restructuring plans are not final and therefore the company cannot provide an estimate of its total expected restructuring charges at this time, the company currently expects that such charges would not exceed $25 million on a pretax basis and, depending on the finalization and implementation of its restructuring plans, such charges could be materially less. The company will provide an update during the third quarter, upon completion of its strategic review.

Key Financial Highlights (dollars in millions, except per share data)
	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016
Net income (loss)	($27.3)	$98.1
Diluted net income (loss) per share	($0.13)	$0.44
Consolidated pretax income (loss)	($35.5)	$156.5
Adjusted pretax operating income (1)	$163.7	$131.4
Adjusted diluted net operating income per share (1) (2)	$0.48	$0.38
Net premiums earned – insurance	$229.1	$229.1
New Mortgage Insurance Written (NIW)	$14,342	$12,921
Mortgage insurance in force	$191.6	$177.7
Book value per share	$13.54	$13.09
Tangible book value per share (1)	$13.22	$11.77

(1)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and tangible book value per share, are non-GAAP financial measures. For definitions and a reconciliation of the adjusted results to the comparable GAAP measures, see Exhibits F and G.

(2)	Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate of 35 percent.

Adjusted pretax operating income for the quarter ended June 30, 2017, was $163.7 million, compared to $131.4 million for the quarter ended June 30, 2016. Adjusted diluted net operating income per share for the quarter ended June 30, 2017, was $0.48, a 26 percent increase compared to $0.38 for the quarter ended June 30, 2016.

“I am pleased to report on our strong operating performance in the second quarter, including a 26% increase in adjusted diluted net operating income per share, 8% growth in our mortgage insurance in force and a 12% increase in tangible book value per share,” said Radian’s Chief Executive Officer Rick Thornberry. “I continue to be excited about the opportunities ahead for Radian. We have a unique opportunity to leverage our market-leading Mortgage Insurance franchise combined with our core capabilities across the Services segment to deliver high-value and relevant products and services. Successfully capturing these opportunities will enable us to further deepen customer relationships, grow sustainable revenues and profitability and increase stockholder value.”

SECOND QUARTER HIGHLIGHTS AND RECENT EVENTS

Mortgage Insurance

  New mortgage insurance written (NIW) grew to $14.3 billion for the quarter, an increase of 43 percent compared to $10.1 billion in the first quarter of 2017 and an increase of 11 percent compared to $12.9 billion in the prior-year quarter.
    NIW for the month of June 2017 represented record monthly volume written on a flow basis for the company.
    Of the $14.3 billion in new business written in the second quarter of 2017, 23 percent was written with single premiums. After consideration of the 35 percent ceded under the Single Premium Quota Share Reinsurance Transaction, net single premiums were 15 percent of new business written in the second quarter of 2017.
    Refinances accounted for 9 percent of total NIW in the second quarter of 2017, compared to 16 percent in the first quarter of 2017, and 18 percent a year ago.
    NIW continued to consist of loans with excellent risk characteristics.
  Total primary mortgage insurance in force as of June 30, 2017, grew to $191.6 billion, an increase of 3 percent compared to $185.9 billion as of March 31, 2017, and an increase of 8 percent compared to $177.7 billion as of June 30, 2016.
    The composition of Radian’s mortgage insurance portfolio continues to improve, with 90 percent consisting of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 78.5 percent as of June 30, 2017, compared to 77.1 percent as of March 31, 2017, and 79.9 percent as of June 30, 2016.
    Annualized persistency for the three-months ended June 30, 2017, was 82.8 percent, compared to 84.4 percent for the three-months ended March 31, 2017, and 78.0 percent for the three-months ended June 30, 2016.

  Total net premiums earned were $229.1 million for the quarter ended June 30, 2017, compared to $221.8 million for the quarter ended March 31, 2017, and $229.1 million for the quarter ended June 30, 2016.
    Accelerated revenue recognition due to Single Premium Policy cancellations was $13.3 million in the second quarter, compared to $10.4 million in the first quarter of 2017, and $24.0 million in the second quarter of 2016. Net of reinsurance, accelerated revenue recognition due to Single Premium Policy cancellations was $7.4 million in the second quarter, compared to $5.9 million in the first quarter of 2017, and $14.8 million in the second quarter of 2016.
    Ceded premiums of $14.1 million, $14.3 million and $19.9 million for the quarters ended June 30, 2017, March 31, 2017, and June 30, 2016, respectively, are net of accrued profit commission on reinsurance transactions of $6.7 million in the second quarter of 2017, compared to $5.9 million in the first quarter of 2017, and $7.9 million in the second quarter of 2016.
    Direct mortgage insurance premium yield was 52 basis points in the second quarter, compared to 51 basis points in the first quarter of 2017, and 56 basis points in the second quarter of 2016. The increase in direct premium yield in the second quarter, compared to the first quarter of 2017, is primarily due to the $2.9 million increase in Single Premium Policy cancellations.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 49 basis points in the second quarter, compared to 48 basis points in the first quarter of 2017, and 52 basis points in the second quarter of 2016.
  The mortgage insurance provision for losses was $17.7 million in the second quarter of 2017, compared to $47.2 million in the first quarter of 2017, and $50.1 million in the prior-year period.
    The provision for losses in the second quarter benefited from positive reserve development on prior-period defaults as well as a modest reduction in the company’s default to claim rate assumption for new notices of default.
    The total number of primary delinquent loans decreased by 8 percent in the second quarter from the first quarter of 2017, and by 20 percent from the second quarter of 2016. The total number of primary new notices of default decreased by 7 percent in the second quarter from the first quarter of 2017, and by 10 percent from the second quarter of 2016.
    The primary mortgage insurance delinquency rate decreased to 2.6 percent in the second quarter of 2017, compared to 2.8 percent in the first quarter of 2017, and 3.4 percent in the second quarter of 2016.
    The loss ratio in the second quarter was 7.7 percent, compared to 21.3 percent in the first quarter of 2017 and 21.9 percent in the second quarter of 2016.
    Mortgage insurance loss reserves were $651.6 million as of June 30, 2017, compared to $726.2 million as of March 31, 2017, and $848.4 million as of June 30, 2016.
    Primary reserve per primary default (excluding IBNR and other reserves) was $23,185 as of June 30, 2017. This compares to primary reserve per primary default of $24,230 as of March 31, 2017, and $24,609 as of June 30, 2016.
  Total mortgage insurance claims paid were $91.3 million in the second quarter, compared to $82.1 million in the first quarter of 2017, and $90.7 million in the second quarter of 2016. Excluding the $21.5 million impact of commutations and captive terminations, claims paid were $69.8 million in the second quarter of 2017. In addition, the company’s pending claim inventory declined 31 percent from the second quarter of 2016.

Mortgage and Real Estate Services

  The Services segment provides analytics and outsourced services, including residential loan due diligence and underwriting, valuations, servicing surveillance, title and escrow, and consulting services for buyers and sellers of, and investors in, mortgage- and real estate-related loans and securities. These services and solutions are provided primarily through Clayton and its subsidiaries, including Green River Capital, Red Bell Real Estate and ValuAmerica.
  Total revenues for the second quarter were $40.0 million, compared to $40.1 million for the first quarter of 2017, and $42.2 million for the second quarter of 2016.
  The adjusted pretax operating income before corporate allocations for the quarter ended June 30, 2017, was $1.2 million, compared to a loss of $1.2 million for the quarter ended March 31, 2017, and income of $1.5 million for the quarter ended June 30, 2016.
  Services adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended June 30, 2017, was $2.0 million, compared to a loss of $0.3 million for the quarter ended March 31, 2017, and income of $2.2 million for the quarter ended June 30, 2016. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.

Consolidated Expenses

Other operating expenses were $68.8 million in the second quarter, compared to $68.4 million in the first quarter of 2017, and $63.2 million in the second quarter of last year. Details regarding notable variable items impacting other operating expenses may be found in Exhibit D.

CAPITAL AND LIQUIDITY UPDATE

  Radian Group maintained approximately $360 million of available liquidity as of June 30, 2017.
  During the second quarter, Radian completed negotiated purchases of aggregate principal amounts of approximately $21.6 million of the company’s outstanding 3.00% Convertible Senior Notes due 2017, for cash consideration of $31.6 million. As of June 30, 2017, Radian had only $0.6 million of convertible senior notes outstanding. Radian has provided notice that it will settle all remaining conversions in cash.
  The company purchased a de minimis number of shares in the second quarter under its share repurchase program, which expired on June 30, 2017.
  Radian Group has no material debt maturities prior to June 2019.

CONFERENCE CALL

Radian will discuss second quarter financial results in a conference call today, Tuesday, August 1, 2017, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1766 inside the U.S., or 612.288.0329 for international callers, using passcode 427090 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 427090.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss). Adjusted pretax operating income adjusts GAAP pretax income (loss) to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period.

The company has also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. The company uses this measure to assess the quality and growth of its capital. Because tangible book value per share is a widely used financial measure which focuses on the underlying fundamentals of the company’s financial position and operating trends without the impact of goodwill and other intangible assets, the company believes that current and prospective investors may find it useful in their analysis.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. Services adjusted EBITDA is presented to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance helps protect lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income (Loss) Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned – Insurance and Other Operating Expenses
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
QSR Transaction, Captives and Persistency

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Trend Schedule Exhibit A

	2017		2016
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Revenues:
Net premiums earned - insurance	$229,096	$221,800	$233,585	$238,149	$229,085
Services revenue	37,802	38,027	49,905	45,877	40,263
Net investment income	30,071	31,032	28,996	28,430	28,839
Net gains (losses) on investments and other financial instruments	5,331	(2,851)	(38,773)	7,711	30,527
Other income	612	746	736	716	1,454
Total revenues	302,912	288,754	274,449	320,883	330,168

Expenses:
Provision for losses	17,222	46,913	54,287	55,785	49,725
Policy acquisition costs	6,123	6,729	5,579	6,119	5,393
Cost of services	25,635	28,375	33,812	29,447	27,365
Other operating expenses	68,750	68,377	62,416	62,119	63,173
Interest expense	16,179	15,938	17,269	19,783	22,546
Loss on induced conversion and debt extinguishment	1,247	4,456	—	17,397	2,108
Impairment of goodwill	184,374	—	—	—	—
Amortization and impairment of other intangible assets	18,856	3,296	3,290	3,292	3,311
Total expenses	338,386	174,084	176,653	193,942	173,621

Pretax income (loss)	(35,474)	114,670	97,796	126,941	156,547
Income tax provision (benefit)	(8,132)	38,198	36,707	44,138	58,435
Net income (loss)	$(27,342)	$76,472	$61,089	$82,803	$98,112

Diluted net income (loss) per share	$(0.13)	$0.34	$0.27	$0.37	$0.44

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	7.7%	21.3%	23.4%	23.6%	21.9%
Expense ratio (1)	26.2%	27.1%	22.7%	22.7%	23.6%

(1) Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries Net Income (Loss) Per Share Trend Schedule Exhibit B The calculation of basic and diluted net income (loss) per share was as follows:

	2017		2016
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net income (loss):
Net income (loss)—basic	$(27,342)	$76,472	$61,089	$82,803	$98,112
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	—	(215)	665	848	913
Net income (loss)—diluted	$(27,342)	$76,257	$61,754	$83,651	$99,025

Average common shares outstanding—basic	215,152	214,925	214,481	214,387	214,274
Dilutive effect of Convertible Senior Notes due 2017 (2)	—	701	421	178	12
Dilutive effect of Convertible Senior Notes due 2019	—	1,854	6,417	8,274	8,928
Dilutive effect of stock-based compensation arrangements (2)	—	4,017	3,457	3,129	2,989
Adjusted average common shares outstanding—diluted	215,152	221,497	224,776	225,968	226,203

Basic net income (loss) per share	$(0.13)	$0.36	$0.28	$0.39	$0.46

Diluted net income (loss) per share	$(0.13)	$0.34	$0.27	$0.37	$0.44

(1)

As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion. Included in the three months ended March 31, 2017 is a benefit related to our adjustment of estimated accrued expense to actual amounts, as a result of the January 2017 settlement of our obligations on the remaining Convertible Senior Notes due 2019.

(2)

There were no dilutive shares for the three months ended June 30, 2017, as a result of our net loss for the period. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements and our convertible debt were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2017		2016
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Shares of common stock equivalents	5,975	445	1,042	1,045	1,042
Shares of Convertible Senior Notes due 2017	509	—	—	—	—

Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit C

	June 30,		March 31,	December 31,	September 30,	June 30,
(In thousands, except per-share data)	2017		2017	2016	2016	2016

Assets:
Investments	$4,583,842		$4,437,716	$4,462,430	$4,565,748	$4,636,914
Cash	56,918		73,701	52,149	46,356	55,062
Restricted cash	25,486		12,689	9,665	10,312	9,298
Accounts and notes receivable	78,540		73,794	77,631	94,692	77,170
Deferred income taxes, net	389,759		369,209	411,798	401,442	444,513
Goodwill and other intangible assets, net	69,857		273,068	276,228	279,400	282,703
Prepaid reinsurance premium	235,349		230,148	229,438	229,754	229,231
Other assets	377,355		357,435	343,835	422,123	332,372
Total assets	$5,817,106		$5,827,760	$5,863,174	$6,049,827	$6,067,263

Liabilities and stockholders’ equity:
Unearned premiums	$702,210		$684,797	$681,222	$680,973	$677,599
Reserve for losses and loss adjustment expense	651,591		726,169	760,269	821,934	848,379
Long-term debt	989,010		1,008,777	1,069,537	1,067,666	1,278,051
Reinsurance funds withheld	180,991		167,427	158,001	177,147	163,360
Other liabilities	379,144		319,282	321,859	413,401	294,507
Total liabilities	2,902,946		2,906,452	2,990,888	3,161,121	3,261,896

Equity component of currently redeemable convertible senior notes	16		883	—	—	—

Common stock	233		233	232	232	232
Treasury stock	(893,531)		(893,372)	(893,332)	(893,197)	(893,176)
Additional paid-in capital	2,743,872		2,743,594	2,779,891	2,778,860	2,781,136
Retained earnings	1,045,453		1,073,333	997,890	937,338	855,070
Accumulated other comprehensive income (loss)	18,117		(3,363)	(12,395)	65,473	62,105
Total stockholders’ equity	2,914,144		2,920,425	2,872,286	2,888,706	2,805,367
Total liabilities and stockholders’ equity	$5,817,106		$5,827,760	$5,863,174	$6,049,827	$6,067,263

Shares outstanding	215,175		215,091	214,521	214,405	214,284

Book value per share	$13.54		$13.58	$13.39	$13.47	$13.09

Tangible book value per share (See Exhibit G)	$13.22		$12.31	$12.10	$12.17	$11.77

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	14.3:1	(1)	14.3:1	13.5:1	13.7:1	14.0:1
Risk to capital ratio-Mortgage Insurance combined	13.4:1	(1)	13.4:1	13.6:1	13.9:1	14.2:1

(1) Preliminary.

Radian Group Inc. and Subsidiaries Net Premiums Earned - Insurance and Other Operating Expenses Exhibit D

	2017		2016
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Premiums earned - insurance:
Direct	$243,229	$236,062	$251,751	$258,074	$248,938
Assumed	7	7	8	9	9
Ceded	(14,140)	(14,269)	(18,174)	(19,934)	(19,862)
Net premiums earned - insurance	$229,096	$221,800	$233,585	$238,149	$229,085

Notable variable items: (1)
Single Premium Policy cancellations, direct	$13,346	$10,415	$26,707	$30,631	$24,019
Single Premium Policy cancellations, ceded	(5,898)	(4,536)	(11,005)	(12,183)	(9,178)
Profit commission - reinsurance (2)	6,682	5,888	8,458	8,922	7,891
Total	$14,130	$11,767	$24,160	$27,370	$22,732

Other operating expenses	$68,750	$68,377	$62,416	$62,119	$63,173

Notable variable items: (3)
Technology upgrade project (4)	$5,121	$3,512	$3,648	$2,440	$2,443
Severance costs	382	961	888	1,137	277
Retirement and consulting agreement (5)	867	3,622	—	—	—
Incentive compensation (6) (7)	9,641	7,447	9,072	12,652	14,183
Ceding commissions (8)	(4,064)	(3,864)	(5,105)	(5,460)	(5,006)
Total	$11,947	$11,678	$8,503	$10,769	$11,897

(1)	Affecting net premiums earned - insurance. These amounts are included in net premiums earned - insurance.
(2)	The amounts represent the profit commission on the Single Premium QSR Transaction.
(3)	Affecting other operating expenses. These amounts are included in other operating expenses.
(4)	Represents the expense impact of certain costs incurred in our initiative to significantly upgrade our technology systems.
(5)

The amount represents expenses associated with retirement and consulting agreements entered into in February 2017 with our former CEO. Additional expenses are expected to be recognized throughout the year. A portion of both the current and future expenses are subject to change, based on the Company's and the former CEO's future performance.

(6)	The expense relates to short- and long-term incentive programs.
(7)	Incentive compensation expense is shown net of deferred policy acquisition costs.
(8)	Ceding commissions are shown net of deferred policy acquisition costs.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2017		2016
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums written - insurance	$241,307	$224,665	$234,172	$240,999	$232,353
(Increase) decrease in unearned premiums	(12,211)	(2,865)	(587)	(2,850)	(3,268)
Net premiums earned - insurance	229,096	221,800	233,585	238,149	229,085
Net investment income	30,071	31,032	28,996	28,430	28,839
Other income	612	746	736	716	1,454
Total	259,779	253,578	263,317	267,295	259,378

Provision for losses	17,714	47,232	54,675	56,151	50,074
Policy acquisition costs	6,123	6,729	5,579	6,119	5,393
Other operating expenses before corporate allocations	37,939	39,289	37,773	35,940	34,365
Total (1)	61,776	93,250	98,027	98,210	89,832
Adjusted pretax operating income before corporate allocations	198,003	160,328	165,290	169,085	169,546
Allocation of corporate operating expenses	15,894	14,186	9,652	11,911	14,286
Allocation of interest expense	11,748	11,509	12,843	15,360	18,124
Adjusted pretax operating income	$170,361	$134,633	$142,795	$141,814	$137,136

	Services
	2017		2016
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Services revenue (1)	$39,975	$40,089	$52,558	$48,033	$42,210

Cost of services	25,962	28,690	34,130	29,655	27,730
Other operating expenses before corporate allocations	12,803	12,604	14,842	13,575	13,030
Total	38,765	41,294	48,972	43,230	40,760
Adjusted pretax operating income (loss) before corporate allocations (2)	1,210	(1,205)	3,586	4,803	1,450
Allocation of corporate operating expenses	3,404	3,718	1,738	2,265	2,779
Allocation of interest expense	4,431	4,429	4,426	4,423	4,422
Adjusted pretax operating income (loss)	$(6,625)	$(9,352)	$(2,578)	$(1,885)	$(5,751)

(1) Inter-segment information:

	2017		2016
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Inter-segment expense included in Mortgage Insurance segment	$2,173	$2,062	$2,653	$2,156	$1,947
Inter-segment revenue included in Services segment	2,173	2,062	2,653	2,156	1,947

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 2 of 2)

(2) Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):

	2017		2016
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss) before corporate allocations	$1,210	$(1,205)	$3,586	$4,803	$1,450
Depreciation and amortization	835	858	829	884	749
Services adjusted EBITDA	$2,045	$(347)	$4,415	$5,687	$2,199

Selected balance sheet information for our segments, as of the periods indicated, is as follows:

	At June 30, 2017
(In thousands)	Mortgage Insurance	Services (1)	Total
Total assets	$5,605,607	$211,499	$5,817,106

	At December 31, 2016
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,506,338	$356,836	$5,863,174

(1)	The decrease in total assets for the Services segment at June 30, 2017, as compared to total assets at December 31, 2016, is primarily due to the impairment of goodwill and other intangible assets.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income” and “adjusted diluted net operating income per share,” non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income” and “adjusted diluted net operating income per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian's chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of share-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

(4)

Amortization or impairment of goodwill and other intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services adjusted EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income (loss), to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share and Services adjusted EBITDA should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, book value per share or net income (loss). Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 2)

Reconciliation of Consolidated Pretax Income (Loss) to Adjusted Pretax Operating Income

	2017		2016
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Consolidated pretax income (loss)	$(35,474)	$114,670	$97,796	$126,941	$156,547
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	5,331	(2,851)	(38,773)	7,711	30,527
Loss on induced conversion and debt extinguishment	(1,247)	(4,456)	—	(17,397)	(2,108)
Acquisition-related expenses (1)	(64)	(8)	(358)	(10)	54
Impairment of goodwill	(184,374)	—	—	—	—
Amortization and impairment of other intangible assets	(18,856)	(3,296)	(3,290)	(3,292)	(3,311)
Total adjusted pretax operating income (2)	$163,736	$125,281	$140,217	$139,929	$131,385

(1) Please see Exhibit F for the definition of this line item.
(2) Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each segment as follows:

	2017		2016
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss):
Mortgage Insurance	$170,361	$134,633	$142,795	$141,814	$137,136
Services	(6,625)	(9,352)	(2,578)	(1,885)	(5,751)
Total adjusted pretax operating income	$163,736	$125,281	$140,217	$139,929	$131,385

Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Operating Income Per Share

	2017		2016
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Diluted net income (loss) per share	$(0.13)	$0.34	$0.27	$0.37	$0.44

Less per-share impact of debt items:
Loss on induced conversion and debt extinguishment	(0.01)	(0.02)	—	(0.08)	(0.01)
Income tax provision (benefit) (1)	—	(0.01)	—	(0.03)	—
Per-share impact of debt items	(0.01)	(0.01)	—	(0.05)	(0.01)

Less per-share impact of other income (expense) items:
Net gains (losses) on investments and other financial instruments	0.02	(0.01)	(0.17)	0.03	0.13
Acquisition-related expenses	—	—	—	—	—
Impairment of goodwill	(0.86)	—	—	—	—
Amortization and impairment of other intangible assets	(0.09)	(0.01)	(0.02)	(0.01)	(0.01)
Income tax provision (benefit) on other income (expense) items (2)	(0.32)	(0.01)	(0.07)	0.01	0.04
Difference between statutory and effective tax rate	—	(0.01)	(0.02)	—	(0.01)
Per-share impact of other income (expense) items	(0.61)	(0.02)	(0.14)	0.01	0.07
Add per-share impact of share dilution	(0.01)	—	—	—	—
Adjusted diluted net operating income per share (2)	$0.48	$0.37	$0.41	$0.41	$0.38

(1)

A portion of the loss on induced conversion and debt extinguishment is non-deductible for tax purposes. The income tax benefit is based on the tax deductible loss using the company's federal statutory tax rate of 35%.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 2)

(2) Calculated using the company’s federal statutory tax rate of 35%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2017		2016
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Book value per share	$13.54	$13.58	$13.39	$13.47	$13.09
Less: Goodwill and other intangible assets, net per share	0.32	1.27	1.29	1.30	1.32
Tangible book value per share	$13.22	$12.31	$12.10	$12.17	$11.77

(1) All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Reconciliation of Net Income (Loss) to Services Adjusted EBITDA

	2017		2016
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net income (loss)	$(27,342)	$76,472	$61,089	$82,803	$98,112
Less income (expense) items:
Net gains (losses) on investments and other financial instruments	5,331	(2,851)	(38,773)	7,711	30,527
Loss on induced conversion and debt extinguishment	(1,247)	(4,456)	—	(17,397)	(2,108)
Acquisition-related expenses	(64)	(8)	(358)	(10)	54
Impairment of goodwill	(184,374)	—	—	—	—
Amortization and impairment of other intangible assets	(18,856)	(3,296)	(3,290)	(3,292)	(3,311)
Income tax provision (benefit)	(8,132)	38,198	36,707	44,138	58,435
Mortgage Insurance adjusted pretax operating income	170,361	134,633	142,795	141,814	137,136
Services adjusted pretax operating income (loss)	(6,625)	(9,352)	(2,578)	(1,885)	(5,751)

Less income (expense) items:
Allocation of corporate operating expenses to Services	(3,404)	(3,718)	(1,738)	(2,265)	(2,779)
Allocation of corporate interest expense to Services	(4,431)	(4,429)	(4,426)	(4,423)	(4,422)
Services depreciation and amortization	(835)	(858)	(829)	(884)	(749)
Services adjusted EBITDA	$2,045	$(347)	$4,415	$5,687	$2,199

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” is also a non-GAAP measure. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, book value per share or net income (loss). Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2017		2016
($ in millions)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Total primary new insurance written	$14,342	$10,055	$13,882	$15,656	$12,921

Percentage of primary new insurance written by FICO score
>=740	61.6%	61.3%	64.2%	64.2%	60.9%
680-739	32.6	32.7	31.4	30.4	32.2
620-679	5.8	6.0	5.2	5.4	6.9
Total Primary	100.0%	100.0%	100.8%	100.0%	100.0%

Percentage of primary new insurance written
Direct monthly and other premiums	77%	75%	73%	73%	74%
Direct single premiums	23%	25%	27%	27%	26%

Net single premiums (1)	15%	16%	17%	17%	17%

Refinances	9%	16%	27%	22%	18%

LTV
95.01% and above	12.8%	9.2%	7.4%	6.0%	4.8%
90.01% to 95.00%	47.3%	47.3%	43.6%	47.1%	50.2%
85.01% to 90.00%	28.8%	30.3%	32.3%	31.4%	31.8%
85.00% and below	11.1%	13.2%	16.7%	15.5%	13.2%

(1)	Represents the percentage of direct single premiums written, after consideration of the 35% single premium NIW ceded under the Single Premium QSR Transaction.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I

	June 30,	March 31,	December 31,	September 30,	June 30,
($ in millions)	2017	2017	2016	2016	2016
Primary insurance in force (1)
Prime	$183,886	$177,702	$174,927	$172,178	$168,259
Alt-A	4,602	4,842	5,064	5,363	5,627
A minus and below	3,149	3,315	3,459	3,624	3,786
Total Primary	$191,637	$185,859	$183,450	$181,165	$177,672

Primary risk in force (1) (2)
Prime	$47,075	$45,442	$44,708	$44,075	$43,076
Alt-A	1,062	1,118	1,168	1,241	1,302
A minus and below	792	834	865	906	946
Total Primary	$48,929	$47,394	$46,741	$46,222	$45,324

Percentage of primary risk in force
Direct monthly and other premiums	69%	69%	69%	69%	69%
Direct single premiums	31%	31%	31%	31%	31%

Net single premiums (3)	25%	25%	25%	25%	25%

Percentage of primary risk in force by FICO score
>=740	58.3%	57.9%	57.6%	57.4%	57.1%
680-739	31.1	31.1	31.0	30.9	30.8
620-679	9.3	9.6	9.9	10.2	10.5
<=619	1.3	1.4	1.5	1.5	1.6
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	8.0%	7.6%	7.4%	7.2%	7.1%
90.01% to 95.00%	52.9	52.6	52.3	52.1	51.6
85.01% to 90.00%	31.7	32.2	32.5	32.8	33.3
85.00% and below	7.4	7.6	7.8	7.9	8.0
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	4.1%	4.4%	4.8%	5.1%	5.5%
2006	2.5	2.8	2.9	3.1	3.4
2007	6.2	6.7	7.0	7.4	7.9
2008	4.2	4.6	4.8	5.2	5.6
2009	0.8	0.9	1.0	1.2	1.3
2010	0.7	0.8	0.9	1.0	1.2
2011	1.7	1.8	2.0	2.2	2.5
2012	6.7	7.4	8.0	8.8	9.7
2013	10.7	11.8	12.6	13.9	15.5
2014	10.2	11.2	12.0	13.4	14.9
2015	16.1	17.3	18.1	19.4	21.0
2016	23.7	25.0	25.9	19.3	11.5
2017	12.4	5.3	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (4)	$1,124	$1,224	$1,363	$1,381	$1,398

(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 3.0% of our total risk in force for all periods presented.
(3)	Represents the percentage of Single Premium RIF, after giving effect to all reinsurance ceded.
(4)	Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Claims and Reserves
Exhibit J

	2017		2016
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net claims paid: (1)
Prime	$45,562	$52,044	$70,151	$51,964	$56,036
Alt-A	13,700	16,165	27,558	16,334	18,349
A minus and below	10,586	9,460	13,760	9,615	12,315
Total primary claims paid	69,848	77,669	111,469	77,913	86,700
Pool	1,901	4,180	4,788	4,492	5,451
Second-lien and other	(1,937)	78	(264)	(234)	(231)
Subtotal	69,812	81,927	115,993	82,171	91,920
Impact of captive terminations	645	—	492	(171)	(2,619)
Impact of commutations	20,838	161	—	705	1,400
Total net claims paid	$91,295	$82,088	$116,485	$82,705	$90,701

Average net claims paid: (2)
Prime	$48.2	$50.5	$45.5	$48.3	$48.6
Alt-A	61.7	67.1	65.5	65.3	63.5
A minus and below	41.7	39.6	37.7	41.3	39.9
Total average net primary claims paid	49.1	51.4	47.9	50.0	49.5
Pool	47.5	49.2	45.6	51.0	58.0
Total average net claims paid	$47.3	$50.9	$47.6	$49.7	$49.6

Average direct primary claims paid (2) (3)	$49.4	$51.6	$48.2	$50.3	$49.9
Average total direct claims paid (2) (3)	$47.6	$51.1	$47.9	$50.0	$50.0

	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except primary reserve per primary default amounts)	2017	2017	2016	2016	2016

Reserve for losses by category
Prime	$318,169	$362,804	$379,845	$409,438	$420,281
Alt-A	124,477	140,543	148,006	166,349	173,284
A minus and below	85,283	96,373	101,653	106,678	112,001
IBNR and other	69,620	70,651	71,107	73,057	74,639
LAE	15,492	17,551	18,630	21,255	22,389
Reinsurance recoverable (4)	7,341	7,680	6,816	6,448	6,044
Total primary reserves	620,382	695,602	726,057	783,225	808,638
Pool insurance	29,099	28,453	31,853	36,065	36,982
IBNR and other	658	603	673	823	897
LAE	843	822	932	1,112	1,163
Reinsurance recoverable (4)	30	28	35	36	33
Total pool reserves	30,630	29,906	33,493	38,036	39,075
Total 1st lien reserves	651,012	725,508	759,550	821,261	847,713
Second-lien and other	579	661	719	673	666
Total reserves	$651,591	$726,169	$760,269	$821,934	$848,379

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$23,185	$24,230	$22,503	$24,049	$24,609

(1)	Net of reinsurance recoveries.
(2)	Calculated without giving effect to the impact of the termination of captive transactions and commutations.
(3)	Before reinsurance recoveries.
(4)	Represents ceded losses on captive transactions and quota share reinsurance transactions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit K

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Default Statistics
Primary Insurance:
Prime
Number of insured loans	879,926	858,248	849,227	840,534	826,511
Number of loans in default	15,664	16,981	19,101	19,100	19,025
Percentage of loans in default	1.78%	1.98%	2.25%	2.27%	2.30%

Alt-A
Number of insured loans	24,089	25,425	26,536	28,080	29,445
Number of loans in default	3,366	3,812	4,193	4,545	4,820
Percentage of loans in default	13.97%	14.99%	15.80%	16.19%	16.37%

A minus and below
Number of insured loans	24,864	26,043	27,115	28,313	29,450
Number of loans in default	4,725	5,000	5,811	5,885	5,982
Percentage of loans in default	19.00%	19.20%	21.43%	20.79%	20.31%

Total Primary
Number of insured loans	928,879	909,716	902,878	896,927	885,406
Number of loans in default (1)	23,755	25,793	29,105	29,530	29,827
Percentage of loans in default	2.56%	2.84%	3.22%	3.29%	3.37%

(1)	Excludes the following number of loans subject to the Freddie Mac Agreement that are in default as we no longer have claims exposure on these loans:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Number of loans in default	1,305	1,395	1,639	1,888	2,180

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - QSR Transactions, Captives and Persistency Exhibit L

	2017		2016
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Quota Share Reinsurance (“QSR”) Transactions
QSR ceded premiums written (1)	$5,059	$5,457	$6,049	$6,730	$7,356
% of premiums written	1.9%	2.3%	2.4%	2.6%	2.9%
QSR ceded premiums earned (1)	$7,404	$7,834	$9,421	$10,597	$11,172
% of premiums earned	3.1%	3.3%	3.8%	4.1%	4.5%
Ceding commissions written	$1,446	$1,559	$1,728	$1,922	$2,099
Ceding commissions earned (2)	$3,379	$3,894	$4,374	$3,974	$3,779
Profit commission	$—	$—	$—	$—	$—
RIF included in QSR Transactions (3)	$1,393,038	$1,488,972	$1,578,300	$1,718,031	$1,872,017

Single Premium QSR Transaction
QSR ceded premiums written (1)	$13,856	$8,960	$11,121	$13,004	$11,488
% of premiums written	5.3%	3.7%	4.4%	5.0%	4.6%
QSR ceded premiums earned (1)	$6,311	$5,859	$8,060	$8,608	$7,146
% of premiums earned	2.6%	2.5%	3.2%	3.3%	2.9%
Ceding commissions written	$5,134	$3,712	$4,895	$5,482	$4,844
Ceding commissions earned (2)	$3,248	$2,937	$4,130	$4,382	$3,759
Profit commission	$6,682	$5,888	$8,458	$8,922	$7,891
RIF included in Single Premium QSR Transaction (3)	$4,103,410	$3,904,402	$3,761,648	$3,621,993	$3,461,464

Total RIF included in QSR Transactions and Single Premium QSR Transaction	$5,496,448	$5,393,374	$5,339,948	$5,340,024	$5,333,481

1st Lien Captives
Premiums earned ceded to captives	$242	$389	$503	$537	$1,346
% of total premiums earned	0.1%	0.2%	0.2%	0.2%	0.5%

Persistency Rate (twelve months ended)	78.5%	77.1%	76.7%	78.4%	79.9%
Persistency Rate (quarterly, annualized) (4)	82.8%	84.4%	76.8%	75.3%	78.0%

(1)	Net of profit commission.
(2)	Includes amounts reported in policy acquisition costs and other operating expenses.
(3)	Included in primary RIF.
(4)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in general economic and political conditions, including unemployment rates, interest rates and changes in housing and mortgage credit markets, that impact the size of the insurable market and the credit performance of our insured portfolio;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty’s ability to remain eligible under the Private Mortgage Insurance Eligibility Requirements (“PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency and by the Government-Sponsored Enterprises (“GSEs”) to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies to reposition our Services business as well as plans and strategies that require GSE and/or regulatory approvals;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, including the GSEs’ interpretation and application of the PMIERs to our mortgage insurance business;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (“FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the Persistency Rates of our mortgage insurance policies;
  competition in our mortgage insurance business, including price competition and competition from the FHA, U.S. Department of Veteran Affairs and other forms of credit enhancement;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) on the financial services industry in general, and on our businesses in particular;
  the adoption of new laws and regulations, or changes in existing laws and regulations (including to the Dodd-Frank Act), or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the IRS resulting from its examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  potential future impairment charges related to our goodwill and other intangible assets, and uncertainties regarding our ability to execute our restructuring plans within expected costs;
  changes in accounting principles generally accepted in the U.S. (“GAAP”) or statutory accounting principles and practices (“SAPP”) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on dividends and other amounts we may receive from our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz